Exhibit 10.1

EXECUTION COPY

SEPARATION AGREEMENT

This Separation Agreement (the “Agreement”) is made as of May 17, 2022, by and between Aquestive Therapeutics, Inc., a Delaware corporation (the “Company”), and Keith J. Kendall (“Executive”), for the purpose of memorializing the terms and conditions of Executive’s departure from the Company’s employment.

Now, therefore, in consideration of the mutual promises, agreements and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.
Separation; Employment Agreement.  Effective May 17, 2022, Executive’s employment with the Company will be terminated (the “Separation Date”).  As of the Separation Date, Executive hereby resigns all of Executive’s positions at the Company and its affiliates including, without limitation, Executive’s position as a member of the Company’s board of directors, and shall execute such additional documents as requested by the Company to evidence the foregoing.  Upon Executive’s termination, Executive and the Company shall each have those respective surviving rights, obligations and liabilities described in that certain Executive Employment Agreement, dated as of June 30, 2018, by and between Executive and the Company, as amended (the “Employment Agreement”), except as expressly modified herein.

2.
Separation Benefits.  Subject to the terms and conditions contained herein and in the Employment Agreement, and except as otherwise provided in Section 6(E) of the Employment Agreement, if applicable, Executive shall be entitled to the payments, benefits and equity treatment described in Section 6(D) of the Employment Agreement, at the times indicated therein; provided however that, within five (5) days of the Effective Date (as defined below), Executive will receive lump-sum cash payments in the amounts of (i) $150,000, representing ninety (90) days’ base salary in lieu of the notice required by the Company pursuant to Section 5(E) of the Employment Agreement and (ii) $262,500, representing the first three (3) installment payments that Executive would be entitled to pursuant to Section 6(D)(iv) of the Employment Agreement (the “Accelerated Installment Payments”); provided further that, for the avoidance of doubt, the parties acknowledge and agree that the remaining installment payments that Executive would be entitled to pursuant to Section 6(D)(iv) of the Employment Agreement shall commence on the first (1st) calendar month following the Effective Date and will continue through the eighteenth (18th) calendar month following the Effective Date, net of the Accelerated Installment Payments, as follows: (i) $52,571.43 in months one (1) through seven (7), plus (ii) $69,500 in month eight (8), plus (iii) $87,500 in months nine (9) through eighteen (18), for an aggregate total, including the Accelerated Installment Payments, of one million, five hundred seventy-five thousand dollars ($1,575,000). In addition to the foregoing, and subject to the terms and conditions contained herein and in the Employment Agreement, Executive’s outstanding equity-based awards shall be entitled to the equity treatment described in Section 6(D)(vi) of the Employment Agreement; provided that, notwithstanding anything to the contrary in the Employment Agreement, to the extent applicable, any such outstanding equity-based awards shall remain exercisable through the expiration of the stated term in the applicable award agreements. The parties acknowledge and agree that the ”Pro Rata Bonus” (as defined in the Employment Agreement) payable to Executive, subject to the terms and conditions herein and in the Employment Agreement, shall be an amount equal to $279,863, payable within five (5) days following the Effective Date.

3.
Release.  Any and all amounts payable and benefits or additional rights provided pursuant to this Agreement shall only be payable if Executive delivers to the Company a general release of claims in favor of the Company in substantially the form attached as Exhibit A hereto within twenty-one (21) calendar days from the date hereof and does not revoke such general release within the seven (7) calendar day revocation period following Executive’s delivery of such general release.

4.
Consulting Agreement.  Following the Effective Date, the Company desires to engage Executive and Executive desires to be so engaged pursuant to the terms and conditions of a consulting arrangement in substantially the form attached as Exhibit B hereto.

5.
Non-Disparagement.  Executive agrees not to make negative comments or otherwise disparage the Company or its officers, directors, employees, shareholders, agents or products.  The Company agrees to instruct the individuals holding the positions of officers and directors of the Company as of the date of termination to not, while employed by the Company or serving as a director of the Company, as the case may be, make negative comments about Executive or otherwise disparage Executive in any manner that is likely to be harmful to Executive’s business reputation. The foregoing shall not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings), and the foregoing limitation on the Company’s officers and directors shall not be violated by statements that they in good faith believe are necessary or appropriate to make in connection with performing their duties and obligations to the Company.

6.
No Admission.  The making of this Agreement is not intended, and shall not be construed, as an admission that the Company has (i) violated any federal, state or local law (statutory or decisional), or any ordinance or regulation, (ii) breached any contract or (iii) committed any wrongdoing whatsoever.

7.
No Mitigation. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement, nor shall the amount of any payment hereunder be reduced by any compensation earned by Executive as a result of subsequent employment.

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8.
Effectiveness.  This Agreement shall not become effective until the eighth (8th) day following Executive’s execution and non-revocation of the general release of claims, as contemplated pursuant to Section 3 of this Agreement (“Effective Date”). In the event that Executive revokes the general release contemplated by Section 3 of this Agreement prior to the eighth (8th) day after his execution thereof, this Agreement, and the promises contained herein, shall automatically be deemed null and void ab initio.

9.
Executive Acknowledgement.  Executive acknowledges that he has been advised in writing to consult with an attorney before signing this Agreement, and that Executive has been afforded the opportunity to consider the terms of this Agreement and the general release for twenty-one (21) days prior to its execution.  Executive further acknowledges that he has read this Agreement and the general release in its entirety, that he fully understands all of their respective terms and their significance, that he has signed them voluntarily and of Executive’s own free will, and that Executive intends to abide by their respective provisions without exception.

10.
Severability.  If any provision of this Agreement is held by a court of competent jurisdiction to be illegal, void or unenforceable, such provision shall have no effect. However, the remaining provisions shall be enforced to the maximum extent possible.

11.
Entire Agreement.  This Agreement, the Employment Agreement, the Consulting Agreement and the general release, taken together, constitute the complete understanding between the parties and supersedes all such prior agreements between the parties and may not be changed orally.  Executive acknowledges that neither the Company nor any representative of the Company has made any representation or promises to Executive other than as set forth herein or therein.  No other promises or agreements shall be binding unless in writing and signed by the parties.

12.
Whistleblowing. Nothing in this Agreement or any other agreement between Executive and the Company shall be interpreted to limit or interfere with Executive’s right to report good faith suspected violations of law to applicable government agencies, including the Equal Employment Opportunity Commission, the National Labor Relation Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission, or any other applicable federal, state or local governmental agency, in accordance with the provisions of any “whistleblower” or similar provisions of local, state or federal law.  Executive may report such suspected violations of law, even if such action would require Executive to share the Company’s proprietary or confidential information or the Company’s Inventions (as defined in the Employment Agreement) with the government agency, provided that any such proprietary or confidential information is protected to the maximum extent permissible and any such information constituting the Company’s Inventions is filed only under seal in connection with any court proceeding. Lastly, nothing in this Agreement or any other agreement between Executive and the Company will be interpreted to prohibit Executive from collecting any financial incentives in connection with making such reports nor to require Executive to notify or obtain approval by the Company prior to making such reports to a government agency.

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13.
Restrictive Covenants; Survival.  Executive hereby (i) reaffirm his obligations under Section 8 of the Employment Agreement and (ii) understands, acknowledges and agrees that such obligations will survive Executive’s termination of employment with the Company and remain in full force and effect thereafter in accordance with all of the terms and conditions thereof.  In the event of a violation of any of Executive’s obligations described in this Section 13, Executive shall forfeit his right to receive the severance benefits hereunder and pursuant to Section 6(D) of the Employment Agreement, and to the extent previously paid, Executive will be required to immediately refund such benefits to the Company.

14.
Tax Matters.  The Company may withhold from any and all amounts payable under this Agreement such federal, state, local or foreign taxes as may be required to be withheld pursuant to any applicable law or regulation.  The intent of the parties is that payments and benefits contemplated under this Agreement either comply with, or be exempt from, the requirements of Internal Revenue Code Section 409A.  To the extent that the payments and benefits contemplated by this Agreement are not exempt from the requirements of Internal Revenue Code Section 409A, this Agreement is intended to comply with the requirements of Internal Revenue Code Section 409A to the maximum extent possible, and shall be limited, construed and interpreted in accordance with such intent.  Executive and the Company hereby agree that Executive’s termination of employment on the Separation Date will constitute a “separation from service” within the meaning of Internal Revenue Code Section 409A.

15.          General Provisions.

(a)
Governing Law; Jurisdiction; Venue.  This Agreement shall be enforced, governed and interpreted by the laws of the State of New Jersey without regard to New Jersey’s conflict of laws principles.  Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled in a court of competent jurisdiction in the State of New Jersey.  Each party consents to the jurisdiction of such New Jersey court in any such civil action or legal proceeding and waives any objection to the laying of venue in such New Jersey court.

(b)
Prevailing Party.  In the event of any litigation, dispute or contest arising from a breach of this Agreement, the prevailing party shall be entitled to recover from the non-prevailing party all reasonable costs incurred in connection with such litigation, dispute or contest, including without limitation, reasonable attorneys’ fees, disbursement and costs, and experts’ fees and costs.

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(c)	Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed as an original, but all of which together shall constitute one and the same instrument.

(d)	Binding Effect. This Agreement is binding upon, and shall inure to the benefit of, the parties and their respective heirs, executors, administrators, successors and assigns.

(e)
Interpretation.  Should any provision of this Agreement require interpretation or construction, it is agreed by the parties that the entity interpreting or construing this Agreement shall not apply a presumption that the provisions hereof shall be more strictly construed against one party who prepared the Agreement, it being agreed that all parties have participated in the preparation of all provisions of this Agreement.

(f)
Attorney’s Fees. The Company shall reimburse Executive for his reasonable out-of-pocket attorney fees and expenses incurred in connection with the review, evaluation, negotiation and drafting of this Agreement, and any other agreements or documents executed in connection herewith or therewith, in an aggregate amount not to exceed fifteen thousand dollars ($15,000).

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Separation Agreement as of the date first written above.

EXECUTIVE	AQUESTIVE THERAPEUTICS, INC.

/s/ Keith J. Kendall_________________	By:	_/s/ DANIEL BARBER_________
Keith J. Kendall		NAME: Daniel Barber
TITLE: Chief Operating Officer

[Signature Page to Separation Agreement]

EXHIBIT A

GENERAL RELEASE

GENERAL RELEASE

In exchange for certain payments and benefits to be provided to me by Aquestive Therapeutics, Inc. pursuant to the Employment Agreement dated as of June 26, 2018, between the undersigned executive (the “Executive”) and Aquestive Therapeutics, Inc., the Executive hereby knowingly and voluntarily waives, releases and discharges Aquestive Therapeutics, Inc., its predecessors, successors, parent corporations, subsidiaries, affiliates and each of their employees, officers and directors, agents, trustees, and fiduciaries (the “Company”) from any and all claims, liabilities, demands, and causes of action, which he may have or claim to have against the Company, including any and all claims arising out of or relating in any way to the Executive’s employment and/or separation of employment from the Company. This General Release specifically waives and releases all rights, claims, causes of action, demands, and liabilities which may arise up to and including the date the Executive signs this General Release. This General Release does not, however, waive or release any rights or claims which may arise after the date the Executive signs this General Release. This General Release of claims includes, but is not limited to:

a.          All State and Federal statutory claims including, but not limited to, claims arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Older Worker Benefit Protection Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Sarbanes-Oxley Act, the Employee Retirement Income Security Act, the Fair Labor Standards Act, the Worker Adjustment and Retraining Notification Act, the New Jersey Law Against Discrimination, the New Jersey Civil Rights Act, the New Jersey Civil Union Act, the New Jersey Wage and Hour Law, the New Jersey Conscientious Employee Protection Act, the New Jersey Domestic Partnership Act, and the New Jersey Family Leave Act;

b.          All claims arising under the United States and New Jersey Constitutions;

c.          All claims arising under any Executive Order or derived from or based upon any State or Federal regulations;

d.          All common law claims including, but not limited to, claims for wrongful or constructive discharge, public policy claims, retaliation claims, claims for breach of an express or implied contract, claims for breach of an implied covenant of good faith and fair dealing, intentional infliction of emotional distress, defamation, fraud, conspiracy, loss of consortium, tortious interference with contract or prospective economic advantage, promissory estoppel and negligence;

e.          All claims for any compensation including, but not limited to, back wages, front pay, overtime pay, bonuses or awards, fringe benefits, reinstatement, retroactive seniority, pension benefits, or any other form of economic loss;

f.          All claims for personal injury including, but not limited to, physical injury, mental anguish, emotional distress, pain and suffering, embarrassment, humiliation, damage to name or reputation, liquidated damages, and punitive damages; and

g.          All claims for costs and attorneys’ fees, other than in connection with any such costs and fees provided for in the Separation Agreement, by and between the Company and the Executive, dated as of May 17, 2022 and the Consulting Agreement, by and between the Company and the Executive, dated as of May 17, 2022.

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The Executive hereby acknowledges that the Company is advising him in writing that he should consult with an attorney prior to executing this General Release. The Executive hereby states that he has had the opportunity to discuss this General Release with whomever the Executive wished, including an attorney of his own choosing. The Executive further states that he has had the opportunity to read, review, and consider all of the provisions of this General Release; that the Executive understands its provisions and its binding effect on him; and that the Executive is entering into this General Release freely, voluntarily, and without duress or coercion. The Executive acknowledges that he has not relied upon the Company employees, officers or directors, counsel, agents or accountants for any legal, tax or other advice, and the Executive has, to the extent the Executive deems necessary, consulted with his own advisors as to these matters. The Executive represents that he has not filed any grievance, charge, claim, or complaint of any kind seeking personal recovery or personal injunctive relief against the Company or any of its owners, officers, directors, employees or agents, with respect to any matter, including but not limited to, his employment with the Company and/or the separation of that employment. Nothing contained in this paragraph shall prohibit the Executive from (a) bringing any action to enforce the terms of this Agreement and General Release; (b) filing a timely charge or complaint with the Equal Employment Opportunity Commission (“EEOC”) regarding the validity of this Agreement and General Release; (c) filing a timely charge or complaint with the EEOC or participating in any investigation or proceeding conducted by the EEOC regarding any claim of employment discrimination (although the Executive has waived any right to personal recovery or personal injunctive relief in connection with any such charge or complaint); (d) initiating or engaging in communication with, responding to any inquiry from, or otherwise providing information to, any other federal or state regulatory, self-regulatory or enforcement agency or authority; or (e) seeking or obtaining an award under the whistleblower provisions of the federal securities laws. In addition, nothing herein shall constitute a release, or waiver of the Executive’s right to: (i) any vested rights under any benefit plan; (ii) payment for accrued but unused vacation and (iii) any right to indemnification under the Company's directors and officers insurance or to the maximum extent permitted by the Company’s corporate formation documents.

The Executive understands that he has twenty-one (21) calendar days within which to consider this General Release before signing it. The Executive also understands that he is free to use as much of the twenty-one (21) calendar day period as he wishes or considers necessary before deciding to sign this General Release. The Executive may revoke his signature of this General Release within seven (7) calendar days of signing it by delivering written notice of revocation to the Director of Human Resources of the Company, 30 Technology Drive South, Warren, New Jersey 07059. If Executive has not revoked his signature of this General Release by written notice delivered within the seven (7) calendar day period, it becomes effective immediately thereafter.

The Executive understands that his failure or refusal to execute this General Release or his timely revocation of this General Release will result in forfeiture of any severance payments and benefits.

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BY SIGNING THIS GENERAL RELEASE, EXECUTIVE ACKNOWLEDGES THAT:

HE HAS READ IT;

HE UNDERSTANDS IT AND KNOWS HE IS GIVING UP IMPORTANT RIGHTS;

HE AGREES WITH EVERYTHING IN IT;

HE HAS BEEN ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTING THIS GENERAL RELEASE; AND

HE HAS SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY.

EXECUTIVE

/s/ Keith J. Kendall	May 17, 2022
KEITH J. KENDALL	Dated

[Signature Page to General Release]

EXHIBIT B

CONSULTING AGREEMENT

EXECUTION COPY

May 17, 2022

Mr. Keith J. Kendall
c/o Aquestive Therapeutcis, Inc.
30 Technology Drive
Warren, NJ 07059

Consulting Agreement

Dear Mr. Kendall:

This letter agreement (the “Agreement”) confirms the agreement between Aquestive Therapeutics, Inc. (the “Company”) and you to engage in a consulting arrangement and sets forth the agreement between the Company and you regarding the terms of such consulting arrangement.

1.
Term.  The term of your services pursuant to this Agreement shall commence upon the separation of your employment as an officer and employee of the Company (the “Effective Date”) and terminate on December 31, 2022.  You or the Company may terminate the consulting arrangement hereunder at any time and for any reason (or no reason) by providing the other party with at least ten (10) days’ advance written notice of such termination; provided that the Company shall pay you the remaining portion of the consulting fees in the event that it elects to so terminate this Agreement prior to December 31, 2022.  The period of time during which you provide services to the Company hereunder shall be referred to herein as the “Consulting Period.”

2.	Consulting Services.

2.1
Services.  Your services hereunder during the Consulting Period shall consist of transition services to your successor, strategic planning, financial planning, merger and acquisition advice and consultation to the Company, as well as providing periodic advice and consultation regarding such other services mutually agreed to in writing by you and the Company (the “Consulting Services”).  At all times, the Consulting Services shall be non-exclusive and you shall only be required to devote so much time as is reasonably necessary to discharge the Consulting Services; provided, however, that in no event shall the Consulting Services provided hereunder cause the termination of your employment with the Company to cease to be a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder.

2.2	Fess & Expenses. During the Consulting Period, the Company shall:

(a)	pay you a monthly fee of $10,000, payable in equal monthly installments in arrears and pro-rated for any partial month of service; and

(b)
pay or reimburse you, upon presentation of appropriate documentation, for reasonable out-of-pocket expenses incurred in connection with your performance of the Consulting Services in accordance with the Company’s reimbursement policy, as in effect from time to time; provided, however, that (x) in no event may you seek to receive any reimbursement less than thirty (30) days prior to the last day of the calendar year following the calendar year in which the related expense was incurred, and (y) no amount reimbursed during any calendar year shall affect the amounts eligible for reimbursement in any other calendar year.

3.	Nature of the Relationship.

3.1
Independent Contractor.  You acknowledge that the Consulting Services shall be performed in the capacity of an “independent contractor,” that you are solely responsible for determining your actions or inactions in carrying out and performing the Consulting Services, and that nothing in this Agreement shall be construed to create an employment relationship between you and the Company.  You agree that, with respect to the Consulting Services provided hereunder, you are not an employee of the Company for any purpose, including, without limitation: (i) for federal, state or local tax, employment, withholding or reporting purposes; or (ii) for eligibility or entitlement to any benefit under any of the Company’s employee benefit plans (including, without limitation, those plans that are subject to the Employee Retirement Income Security Act of 1974, as amended), incentive compensation or other employee programs or policies, except as provided in this Agreement, or any post-employment entitlements pursuant to that certain separation agreement, by and between you and the Company, dated as of the date hereof (the “Separation Agreement”) or as otherwise required by applicable law.

3.2	Code of Conduct. During the Consulting Period, you shall comply with the Company’s Code of Business Conduct and Ethics, as in effect from time to time.

3.3
Payment of Taxes.  You shall be responsible for and shall maintain adequate records of expenses that you incur in the course of performing the Consulting Services hereunder and shall be solely responsible for and shall file, on a timely basis, tax returns and payments required to be filed with or made to any federal, state or local tax authority with respect to your performance of the Consulting Services.  Neither federal, state, nor local income tax of any kind shall be withheld or paid by the Company with respect to any amount paid to you pursuant to this Agreement.  You agree that you are responsible for withholding and paying all taxes as required.

3.4
Indemnification.  To the fullest extent permitted under applicable laws, rules and regulations and the Company’s applicable corporate governance documents, the Company agrees to defend, indemnify and hold you harmless from any loss, liability, cost and expense (including, but not limited to, reasonable attorney’s fees) incurred by you as a result of you being made a party to any action or proceedings by reason of your provision of the Consulting Services.

4.
Modification or Waiver.  No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by you and such officer or other authorized individual as may be designated by the Company.

5.
Post-Employment Restrictive Covenants.  The restrictive covenant obligations set forth in Section 8 of that certain executive employment agreement, by and between you and the Company, dated as of June 30, 2018, as amended (the “Employment Agreement”), are incorporated herein by reference and shall have the same legal force and effect as if fully set forth herein.

6.
Documents and Materials.  Upon the termination of the Consulting Period, or at any other time upon the Company’s request, you shall promptly deliver to the Company, without retaining any copies, all documents and other materials furnished to you by the Company, prepared by you for the Company or otherwise relating to the Company’s business.

7.	General Provisions.

7.1
Entire Agreement. This Agreement, the Separation Agreement and the Employment Agreement (and the exhibits thereto) represent the entire agreement of the parties and shall supersede any and all previous contracts, arrangements or understandings between you and the Company.

7.2
Governing Law; Jurisdiction; Venue. This Agreement shall be enforced, governed and interpreted by the laws of the State of New Jersey without regard to New Jersey’s conflict of laws principles.  Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled in a court of competent jurisdiction in the State of New Jersey.  Each party consents to the jurisdiction of such New Jersey court in any such civil action or legal proceeding and waives any objection to the laying of venue in such New Jersey court.

7.3
Prevailing Party. In the event of any litigation, dispute or contest arising from a breach of this Agreement, the prevailing party, as finally determined by a court of competent jurisdiction, shall be entitled to recover from the non-prevailing party all reasonable costs incurred in connection with such litigation, dispute or contest, including without limitation, reasonable attorneys’ fees.

7.4
Enforceability; Waiver.  If any arbitrator or court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then such invalidity or unenforceability shall have no effect on the other provisions of this Agreement, which shall remain valid, binding and enforceable and in full force and effect, and such invalid or unenforceable provision shall be construed, blue-penciled or reformed by the court or arbitrator in a manner so as to give the maximum valid and enforceable effect to the intent of the parties expressed in such provision. Your or the Company’s failure to insist upon strict compliance with any provision hereof or any other provision of this Agreement or the failure to assert any right that you or the Company may have hereunder, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement. Similarly, the waiver by any party hereto of a breach of any provision of this Agreement by the other party will not operate or be construed as a waiver of any other or subsequent breach by such other party.

7.5	Headings. The descriptive headings in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

7.6	Counterparts. This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed an original but all of which together shall constitute one and the same agreement.

7.7	Signatures. Each party’s signature on the lines below constitutes his or its agreement with each provision contained in this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto execute this Agreement as of the date first above written.

EXECUTIVE	AQUESTIVE THERAPEUTICS, INC.

/s/ Keith J. Kendall	By:	/s/ Daniel Barber
Keith J. Kendall	Name:	Daniel Barber
	Title:	Chief Operating Officer

[Signature Page to Consulting Agreement]